Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial Officer
503-653-4573
Release:	Immediately

Blount Announces Fourth Quarter and Full Year Results

•	Fourth quarter sales increased 16% from 2003 to $184.1million
•	Operating income increased 25% from last year’s fourth quarter
•	Debt outstanding reduced by $26.2 million in the fourth quarter

PORTLAND, OR, February 22, 2005: Blount International, Inc. [NYSE: BLT] ("Blount" or the "Company") today reported results for the fourth quarter and year ended December 31, 2004.

Results for the Quarter Ended December 31, 2004

Sales for the fourth quarter of 2004 were $184.1 million, a 15.6% increase from $159.2 million in last year’s fourth quarter. Operating income increased to $27.5 million from $22.0 million in last year's fourth quarter, a 25.0% increase. Net income of $22.1 million ($0.47 per diluted share) was higher than last year’s fourth quarter net income of $4.3 million ($0.13 per diluted share). The improvement in net income reflected the $5.5 million ($0.12 per diluted share) increase in operating income, lower interest expense of $7.9 million ($0.17 per diluted share) and other income of $3.9 million ($0.08 per diluted share) related to the settlement of a legal matter.

Full Year Results

Sales in 2004 were $692.6 million compared to $559.1 million in 2003, a 23.9% increase. Operating income in 2004 was $114.3 million, a 36.4% increase from 2003. Net income in 2004 was $6.3 million ($0.16 per diluted share) compared to a net loss of $30.1 million ($0.98 per share) in 2003. Net income in 2004 included a non-recurring charge of $42.8 million ($1.11 per diluted share) related to a successful refinancing completed in August and $3.9 million in other income ($0.10 per diluted share) related to the settlement of a legal matter. Last year’s net loss included $39.7 million ($1.29 per share) in income tax expense related to the recognition of a non-cash deferred tax valuation allowance in the third quarter.

Pro-forma net income for the full year assuming the August refinancing occurred on January 1, 2004, was $50.0 million ($1.07 per diluted share).The adjustment to pro-forma net income removes the impact of the non-recurring refinancing charge, reflects the impact of the Company’s new capital structure on net interest expense and shares outstanding, excludes the non-recurring legal settlement income and assumes a 35% income tax rate. The Company believes that the pro-forma presentation of net income provides the investor with meaningful information given the magnitude and non-recurring nature of the refinancing that took place in August, as well as the non-recurring nature of the legal settlement and the effect of carry forward net operating losses on the Company’s income tax rate. This pro-forma information is reconciled to information presented under generally accepted accounting principles in the attached schedule.

Commenting on the 2004 results, James S. Osterman, President and Chief Executive Officer, stated, “This past year has been a successful one for our Company. All three of our business segments experienced exceptional sales and profit growth, and we significantly reduced our debt levels and associated interest expense through the successful refinancing completed in August of 2004. Demand for our products remained strong in the fourth quarter as sales increased 6.0% sequentially from the third quarter and 15.6% from the fourth quarter of 2003. At the same time, our order backlog at the end of 2004 remained very strong at $150.3 million, a good indicator for continued growth into 2005.”

Mr. Osterman continued, “Our outlook for 2005 is positive. Given current market conditions, the Company estimates that for the full year, sales will range between $740 million and $765 million, and operating income will range between $121 million and $125 million. The Company anticipates sales growth in all three segments with the Industrial and Power Equipment Group growing the fastest as we expand our international distribution. Operating margins are expected to be slightly lower in 2005 than 2004 due to the sales shift into a lower margin business segment, the unfavorable impact of currency on our international operations and the carry-over effect of steel cost increases in 2004. Additional de-leveraging of the balance sheet is anticipated to occur in 2005 since the Company expects to generate cash flow available for debt repayment of approximately $60 million.”

Segment Results

The Outdoor Products segment's fourth quarter sales were $108.8 million, a 16.7% increase from last year’s fourth quarter sales of $93.2 million. Segment contribution to operating income increased 24.4% to $24.0 million from $19.3 million in last year's fourth quarter. This performance improvement is the result of increased sales volume due to an increase in the penetration of chainsaws, expansion of the diamond tool based product line of concrete cutting saws, severe weather events and the relative weakness of the U.S. dollar. Backlog at the end of the year was $77.4 million, up from $66.7 million at the end of 2003 and slightly down from $79.4 million at the end of the third quarter. Segment sales for the full year were $422.9 million, an all-time high and a 17.9% increase from last year’s $358.8 million. Segment contribution to operating income for 2004 was $104.4 million compared to $86.2 million in 2003.

The Industrial and Power Equipment segment recorded sales of $61.2 million in the fourth quarter, a 7.7% increase from the fourth quarter of 2003. Segment contribution to operating income in the fourth quarter was $5.9 million compared to $7.0 million last year. Unit sales of both timber harvesting equipment and gear products increased last year due to stronger market conditions in both the forestry and industrial sectors. Year-over-year segment contribution in the fourth quarter declined due to higher material costs and a shift in product mix, offsetting the favorable volume impact. Backlog increased at year-end to $63.7 million from $47.7 million last year and $59.8 million at the end of the third quarter. Sales for the full year were $221.0 million compared to $165.0 million in 2003, a 33.9% increase. Segment contribution to operating income for 2004 was $21.5 million compared to $11.7 million last year.

The Lawnmower segment recorded sales of $14.4 million in the fourth quarter, a 54.8% increase from the fourth quarter of 2003. Segment contribution to operating income was $1.1 million compared to a loss of $0.5 million in last year’s fourth quarter. Backlog was $9.2 million at the end of the year compared to $4.9 million at the end of 2003 and $12.0 million at the end of the third quarter. The sales and profitability increases were primarily due to an increase in sales volume through improved distribution and product enhancements. Segment sales for the full year were $49.7 million compared to $35.7 million last year, representing a 39.2% increase. Segment contribution to operating income was $3.0 million for the year compared to a $1.2 million loss last year.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Industrial and Power Equipment and Lawnmower. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company’s “outlook,” "expectations" , "beliefs", "plans", "indications","estimates", "anticipations", and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, and the presumed relationship between backlog and future sales trends. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three mos. ended Dec. 31		Twelve mos. ended Dec. 31
(In millions, except per share data)	2004	2003	2004	2003
Sales	$184.1	$159.2	$692.6	$559.1
Cost of sales	126.4	107.2	459.4	369.4
Gross profit	57.7	52.0	233.2	189.7
Selling, general and administrative expenses	30.2	30.0	118.9	105.7
Restructuring expenses	0.0	0.0	0.0	0.2
Operating income	27.5	22.0	114.3	83.8
Interest expense	(9.2)	(17.1)	(61.3)	(69.8)
Interest income	0.2	0.4	2.3	4.4
Other income (expense), net	3.8	(0.3)	(39.9)	(3.6)
Income before income taxes	22.3	5.0	15.4	14.8
Provision for income taxes	0.2	0.7	9.1	44.9
Net income (loss)	$22.1	$4.3	$6.3	$(30.1)

Basic earnings (loss) per share:	$0.49	$0.14	$0.17	$(0.98)
Diluted earnings (loss) per share:	$0.47	$0.13	$0.16	$(0.98)
Shares used for per share computations (in 000's):
Basic	44,902	30,819	36,413	30,809
Diluted	47,105	32,359	38,474	30,809

Condensed Consolidated Balance Sheets			Dec. 31,	Dec. 31,
(In millions)			2004	2003
Assets:
Cash and cash equivalents			$48.6	$35.2
Accounts receivable			75.0	64.4
Inventory			81.1	67.7
Other current assets			4.6	29.7
Property, plant and equipment, net			97.9	92.0
Other assets			117.5	115.0
Total assets			$424.7	$404.0
Liabilities:
Current maturities of long-term debt			$3.2	$6.6
Other current liabilities			108.1	103.4
Long-term debt, net of current maturities			491.0	603.9
Other liabilities			78.6	83.8
Total liabilities			680.9	797.7
Stockholders’ deficit			(256.2)	(393.7)
Total liabilities and stockholders’ deficit			$424.7	$404.0

Segment Information	Three mos. ended Dec. 31		Twelve mos. ended Dec. 31
(In millions)	2004	2003	2004	2003
Sales:
Outdoor products	$108.8	$93.2	$422.9	$358.8
Industrial and power equipment	61.2	56.8	221.0	165.0
Lawnmower	14.4	9.3	49.7	35.7
Elimination	(0.3)	(0.1)	(1.0)	(0.4)
Total sales	$184.1	$159.2	$692.6	$559.1
Operating income (loss):
Outdoor products	$24.0	$19.3	$104.4	$86.2
Industrial and power equipment	5.9	7.0	21.5	11.7
Lawnmower	1.1	(0.5)	3.0	(1.2)
Corporate office expenses/elimination	(3.5)	(3.8)	(14.6)	(12.7)
Restructuring expenses	0.0	0.0	0.0	(0.2)
Operating income	$27.5	$22.0	$114.3	$83.8
###

Blount International, Inc. Financial Data

Reconciliation of GAAP to Non-GAAP Amounts (Unaudited)

Pro Forma Net Income

	Three mos ended Dec. 31, 2004			Twelve mos ended Dec.31, 2004

		Shares			Shares (1)
		used for			used for
		EPS	Earnings		EPS	Earnings
(In millions, except share and per share data)	$ Millions	Calculation	Per Share	$ Millions	Calculation	Per Share
		(in 000's)			(in 000's)

Net income and basic EPS as reported	$22.1	44,902	$0.49	$6.3	36,413	$0.17
Add reported income tax provision	0.2			9.1
Exclude legal settlement	(3.9)			(3.9)
Add refinancing charge	-			42.8
Exclude reported interest expense Jan 1 thru Sept 30	-			52.1
Exclude reported interest income Jan 1 thru Sept 30	-			(2.1)
Add interest expense assuming refinancing
transactions occurred as of Jan 1	-			(27.3)

Pro forma pre tax income	18.4			77.0

Assume tax rate of 35%	6.4			27.0

Pro forma net income and basic EPS	$12.0	44,902	$0.27	$50.0	44,769	$1.12

Pro forma net income and diluted EPS	$12.0	47,105	$0.25	$50.0	46,831	$1.07

(1) Shares used for full year pro forma earnings per share calculation treat the 13,800,000 shares issued by the Company in August 2004 as if they were issued on January 1, 2004
.